Tortoise Capital Resources Corp. Announces 4th Quarter Distribution

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Nov. 10, 2008 – The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO), today declared the company’s fourth quarter 2008 distribution of $0.265 per share compared to $0.23 in the same quarter of the prior year. This represents a 15.2 percent increase over the same quarter of the prior year.  The distribution will be paid on Nov. 28, 2008 to stockholders of record on Nov. 20, 2008.  A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the ultimate determination will not be made until determination of our earnings and profits after our year-end.  Based on current financial information, this distribution is estimated to consist of 100 percent return of capital for book purposes.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Oct. 31, 2008, the adviser had approximately $2.0 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement
This press release contains certain statements that may include “forward-looking statements” within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the funds’ reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Contact information:
Tortoise Capital Advisors, LLC
    Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com